UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 15, 2008

____________________

Sun Life Assurance Company of Canada (U.S.)

(Exact Name of Registrant as Specified in Charter)

____________________

Delaware
2-99959, 33-29851, 33-31711, 33-41858,
33-43008, 33-58853, 333-11699, 333-77041, 333-62837, 333-45923, 333-88069, 333-39306, 333-46566, 333-82816, 333-82824, 333-111636, 333-130699, 333-130703, 333-130704,
333-133684, 333-133685, 333-133686,
333-144903-01, 333-144908-01, 333-144911-01
and 333-144912-01
04-2461439
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification No.)

One Sun Life Executive Park, Wellesley Hills, Massachusetts	02481
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 237-6030

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

On September 15, 2008, Lehman Brothers Holdings Inc. (“Lehman”) announced that it had filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.  On September 16, 2008, the Federal Reserve Board announced that it had authorized the Federal Reserve Bank of New York to lend up to $85 billion to the American International Group, Inc. (“AIG”) under section 13(3) of the Federal Reserve Act with terms and conditions designed to protect the interests of the U.S. government and taxpayers.  In response to these announcements, Sun Life Assurance Company of Canada (U.S.) (the “Company”) is disclosing the following information regarding its general account holdings of Lehman and AIG securities, as of September 19, 2008:

•	Lehman: bond securities with a par value of approximately $158 million.

•	AIG and its affiliates: bond securities with a par value of approximately $104 million,

The Company has no exposure to Lehman or AIG derivative instruments, net of collateral, as of September 19, 2008.

These holdings represented less than 1.4% of the Company’s total investment portfolio, which exceeded $19 billion in well-diversified assets at August 31, 2008.  The Company continues to have a strong balance sheet, is well capitalized and is well positioned to fulfill all of its obligations.

These holdings are a subset of the Lehman and AIG holdings disclosed by the Company’s ultimate parent, Sun Life Financial Inc., in its press releases issued on September 15 and 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Sun Life Assurance Company of Canada (U.S.)
(Registrant)

Date: September 19, 2008	By: /s/ Ronald H. Friesen
Ronald H. Friesen
Senior Vice President and Chief Financial Officer